FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-07

_______________________________________
Sent: Friday, February 13, 2015 1:37 PM
Subject: GSMS 2015-GC28 -- Final Pricing Details (Public)(external)

GSMS 2015-GC28 -- Final Pricing Details (Public)(external)
$805.06mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Managers: Cantor Fitzgerald & Co., Deutsche Bank Securities and Drexel Hamilton, LLC

Class	Moody's/KBRA/DBRS	Size($mm)	WAL(yr)	C/E	Spread	Cpn	Yld	$px
A-1	Aaa(sf)/AAA(sf)/AAA(sf)	35.865	2.66	30.000%	S+40	1.528	1.519	99.99791
A-2	Aaa(sf)/AAA(sf)/AAA(sf)	136.986	4.88	30.000%	S+60	2.898	2.243	102.99891
A-3	Aaa(sf)/AAA(sf)/AAA(sf)	8.225	6.87	30.000%	S+93	3.307	2.830	102.99684
A-4	Aaa(sf)/AAA(sf)/AAA(sf)	180.000	9.78	30.000%	S+90	3.136	3.029	100.99162
A-5	Aaa(sf)/AAA(sf)/AAA(sf)	224.609	9.87	30.000%	S+92	3.396	3.054	102.99227
A-AB	Aaa(sf)/AAA(sf)/AAA(sf)	53.795	7.40	30.000%	S+81	3.206	2.760	102.99548
A-S	Aa1(sf)/AAA(sf)/AAA(sf)	57.097	9.87	23.750%	S+128	3.759	3.414	102.99737
B	Aa3(sf)/AA(sf)/AA(sf)	43.393	9.87	19.000%	S+150	3.980	3.634	102.99528
C	NR/A-(sf)/A(low)(sf)	65.090	9.87	11.875%	S+235	4.329	4.484	99.45707

Class	CUSIP	ISIN
A-1	36251FAS5	US36251FAS56
A-2	36251FAT3	US36251FAT30
A-3	36251FAU0	US36251FAU03
A-4	36251FAV8	US36251FAV85
A-5	36251FAW6	US36251FAW68
A-AB	36251FAX4	US36251FAX42
A-S	36251FBA3	US36251FBA30
B	36251FBB1	US36251FBB13
C	36251FBD7	US36251FBD78

Anticipated Timing
Anticipated Closing:          Fri, Feb 27th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331)  for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

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